UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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THE PROGRESSIVE CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 10, 2019, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the 12 nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Cast an advisory vote to approve our executive compensation program;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

4.	Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 15, 2019 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 29, 2019
The Proxy Statement and the 2018 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March 29, 2019
Change is a constant in our world, and a significant public company like Progressive is no exception. Our two most recent letters to you have touched on specific cases. Two years ago we wrote about succession planning and the process that resulted in our electing Tricia Griffith as the company’s new Chief Executive Officer, and last year we addressed the Board’s composition and considerations that go into director selection. The latter topic was timely as, in addition to Tricia, we have added three new directors since 2017.
While leadership changes are momentous, they are merely an example of the significant changes that large companies must deal with every day. Such events can be very unpredictable and take countless forms, including disruptive technologies or innovations, actions by existing or new competitors, introductions of new products, changing consumer preferences, capital market volatility, and unexpected legal, regulatory and court actions, just to name a few. Management must quickly understand the new situation, develop plans to respond to or take advantage of the new situation, and have appropriate policies and procedures in place to address risks that might arise.
While management has these day-to-day responsibilities, the Board’s role is one of oversight and support. We regularly engage with management on the company’s strategies and plans, including on how they might be impacted by significant business and political developments, and we actively monitor the company’s processes for identifying and managing risks, whether deriving from new developments or previously known uncertainties. With this year’s letter, we wanted to describe how the Board approaches these duties and highlight some of the more significant Board governance policies and procedures that we have adopted to help us oversee management on shareholders’ behalf.
We currently have 11 Board members, representing a diverse group of experienced current and former C-Suite executives and very senior professionals who bring complementary strengths, collegiality and expertise to the Board. Ten of the 11 Directors are independent under NYSE rules; Tricia Griffith is the only non-independent Director. Our Chairperson is currently an independent Director.
In the attached Proxy Statement, you will also find a new nominee, Jan Tighe, U.S. Navy, Vice Admiral, Retired, to be added to the Board as our 12th Director. Jan had a distinguished 38-year Navy career, with leadership experience in the areas of intelligence, cyber security, technology and related risk management matters. We are very excited to have the opportunity to add someone with Jan’s leadership and subject matter experience to the Board and strongly urge shareholders to vote for her election.
All Directors are elected annually by majority vote. We value Director experience and therefore do not have term limits and instead have a retirement policy in place that has resulted in three directors retiring since 2010. We internally monitor Director engagement, preparation and contribution and conduct an annual, robust evaluation process prior to nominating a Director for re-election to the Board. Director turnover, whether due to retirement or other reasons, provides the opportunity for fresh perspectives, which we also value, as evidenced by the additions to the Board in the last several years.
We understand that a public company board is a significant commitment these days, and each Director must put in the time necessary to perform the role on shareholders’ behalf. For this reason, Board members are limited in the number of other public company boards on which they can serve, with the number depending on whether the Director is an active executive or not. For the same reason, Board participation deserves appropriate compensation, and we believe that our director pay is market-based and reasonable. We want Directors to be shareholders of the company as their circumstances permit, and we include stock in each Director’s annual compensation award and have a minimum share ownership requirement to support that goal.
We have five regular Board meetings each year, which is generally sufficient to take care of the Board’s business. We hold special Board meetings when warranted by specific circumstances, such as the need to discuss a specific transaction. The Board has four main Committees: Audit, Compensation, Investment and Capital, and Nominating and Governance, each operating under its own written Charter. The Committees typically meet prior to each regular Board meeting and report at that meeting. Other Committee meetings are held as needed; for example, the Audit Committee holds quarterly meetings to review financial statements and annual/quarterly SEC filings. Each Committee has the power to retain its own business and legal advisors if deemed necessary to carry out its work. This Committee structure efficiently provides the Board with a much more detailed view of different areas of the company’s operations and the risks that the company faces and more detailed oversight of certain critical areas.
The Board and Committee meetings follow agendas that have been formulated by the applicable Chair and management, with input from other Directors. The Board requires that management provide it with appropriate written materials in advance of the meetings, such as reports, presentations, draft agreements, etc. The company’s Chief Financial Officer and Chief Legal Officer generally attend parts of each Board meeting, along with the CEO who is a Board member. Each Committee has also been assigned a senior executive as management liaison for the Committee: the CFO for Audit; the Chief Human Resource Officer for Compensation; the Chief Investment Officer for Investment and Capital; and the CLO for Nominating and Governance.
Typically, the CEO and CFO provide us with business and financial updates at each regular meeting, supplementing extensive written reports that we receive monthly. In addition, the Board and Committees receive presentations at regular meetings from other senior managers and various subject matter experts, addressing important trends in the business, risk management and other issues. We also hold an off-site, multi-day meeting with the company’s senior leadership each year, where we engage in “deep dive” discussions about strategies, industry developments, business plans and related risks, as well as perform our annual, in depth succession planning exercise.
While the Board structures and policies and the communication lines with management outlined above are critical to our efforts, there is an added ingredient that must be present for an effective relationship to exist: a culture that commits to transparency between the Board and management and an openness to two-way feedback. It starts with the “tone at the top.” If you have ever watched one of the Progressive investor relations presentations, you likely have seen Tricia Griffith highlight the company’s Core Values of Integrity, Golden Rule, Objectives, Excellence, and Profit. As a Board, we see that Tricia strongly believes in these values and models them in her relationships with us and with others. We have witnessed enough discussions of the Core Values in presentations by senior leaders at our meetings, and in other business meetings at the company that individual Directors have been invited to over the years, to appreciate that the Core Values are an integral part of the company’s culture. While this approach does not guarantee that each interaction will be ideal, it is a strong starting point for our relationship with management.
The Directors also understand that we are elected by shareholders, and our duty is to exercise our business judgment on their behalf to the best of our abilities. We appreciate direct contact from shareholders on topics that interest you. To that end, you will find in the Proxy Statement that follows summaries of the ways that shareholders and other interested parties can contact the Board. In addition, a summary of the “proxy access” provisions of our Code of Regulations are included in the Proxy Statement.
We take our responsibilities as directors seriously, focusing on the creation of long-term value for our shareholders. Whether we are engaging in strategy discussions with management, reviewing financial statements, evaluating risk assessments, making capital allocation decisions, discussing employee engagement and diversity efforts, determining executive compensation, considering succession or pursuing any of the myriad of other topics that we regularly address, the question of what is in shareholders’ best interest is foremost in our minds, together with the interests of other stakeholders, notably our customers and employees.
* * * *
Details concerning many of the items discussed above can be found in our Corporate Governance Guidelines, the company’s Code of Regulations, and the Proxy Statement that follows. Once again, the Board would like to thank you for your continuing ownership interest in The Progressive Corporation.

On behalf of the Board of Directors,
/s/
Lawton W. Fitt
Chairperson of the Board

The Progressive Corporation
Proxy Statement

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.
The Annual Meeting will take place on Friday, May 10, 2019, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.
The proxy card, this Proxy Statement, and Progressive’s 2018 Annual Report to Shareholders will be mailed to shareholders beginning on or about April 1, 2019.
All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 15, 2019, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by the shareholder. On the record date, we had 583,985,804 common shares outstanding.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by calling a toll-free number, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, you are able to ensure that your vote is counted without having to attend the Annual Meeting in person.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR Items 2 and 3, as such proposals are described in this Proxy Statement.
What is a proxy statement?
This document (excluding the 2018 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 15, 2019, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a brokerage firm, bank, or other financial institution (each, a "broker"), your shares are said to be held in “street name.” Technically, your broker votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker or their designated representative. Through this process, your broker collects voting instructions from all of its customers who hold Progressive common shares and then submits votes to us in accordance with those instructions.
Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Item 2, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to exercise your right to vote.
How can I vote?
Internet or Telephone. All shareholders of record can vote via the Internet or by touch-tone telephone from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by Internet or telephone, you do not have to return your proxy card or voting instruction form.
Mail. All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your broker information on how to submit your voting instructions.
In Person at the Meeting. All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan participants are not eligible to vote in person at the Annual Meeting.
401(k) Plan Participants. If you hold shares through Progressive's 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 7, 2019.
If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you may revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.
If you hold shares through our 401(k) plan, you can change your voting instructions at any time prior to 11:59 p.m., eastern time, on Tuesday, May 7, 2019; voting of 401(k) plan shares in person at the Annual Meeting is not permitted.
Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.
Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspectors of Election, some of whom may be our regular employees. The Inspectors of Election will certify the results of the voting.
What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote FOR or AGAINST each director nominee and each other proposal, or to ABSTAIN from voting. Assuming that at least a majority of our common shares outstanding are present at the meeting either in person or by proxy (called a quorum), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed?[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the 12 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	FOR	Majority of votes cast	Yes	See note 2
1 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.
2 Abstentions and unvoted shares (including broker non-votes) will not be considered by us as votes cast.

What are broker discretionary voting and broker non-votes?
For shares held in “street name,” when a broker does not receive voting instructions from its customers, the question arises whether the broker nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 3) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits brokers from casting votes on behalf of the beneficial owners if the broker has not received voting instructions. When the broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than Item 3, the ratification of our independent registered public accounting firm, is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your broker.
The NYSE will make final determinations about our proposals and will inform the brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your broker with your voting instructions.

Can I access the proxy materials on the Internet?
Yes. The proxy materials are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (440) 395-2222, by email to investor_relations@progressive.com, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
If you hold your shares in street name, your broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your broker regarding the availability of this service.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors is currently fixed at 12, and there are now 11 directors on the Board. In this proposal, we are asking shareholders to elect as directors the 12 nominees named below.
Each director elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

Nominees for Director

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board.

•	Philip Bleser

•	Stuart B. Burgdoerfer

•	Pamela J. Craig

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Susan Patricia Griffith

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Barbara R. Snyder

•	Jan E. Tighe

•	Kahina Van Dyke
Information regarding the nominees can be found below under "Director Nominee Information."

The Board of Directors recommends that you vote FOR the election of each nominee.
Voting Requirements
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 12 nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairperson or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he or she holds, or distribute such number of votes among the nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by your proxy, and by other proxies held by them, so as to elect as many of the 12 nominees named above as possible.
Selection of Nominees for Director
The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter - integrity, judgment, commitment, preparation, participation, and contribution - and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.
The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to, or the continued service on, the Board would enhance the Board’s overall diversity and capabilities. The Board's policy is to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, sexual orientation, ethnicity, and age, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof.
The nominees include a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, social media, emerging technologies, telecommunications, retail, consulting, and higher education, and with substantial experience working in a variety of functions, including consumer marketing, technology, cyber security, investments, capital management, finance, accounting and control, and risk analysis. The nominees also have a wealth of experience serving on an array of public, private, governmental, and non-profit boards.

Director Nominee Information

The following information is provided for each nominee and includes descriptions of each nominee's specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each nominee has held the principal occupation indicated for more than the last five years. The term of each current director expires on the date of our Annual Meeting on May 10, 2019.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Philip Bleser (64) Director since: 2017
Retired; Chairman of Global Corporate Banking, JPMorgan Chase & Co., New York, New York (financial services) from April 2015 through June 2016; Head of Global Corporate Banking, North America, JPMorgan Chase & Co., prior to April 2015
Prior to retiring in 2016, Mr. Bleser served on the executive leadership team at JPMorgan Chase (JPM), a preeminent commercial bank and financial services company, where he led the firm’s corporate banking efforts. In these roles, Mr. Bleser’s responsibilities included, among others, strategic direction and execution, risk management, and operations of a global, technology- and customer-driven corporate banking operation. His roles positioned him to understand the challenges and opportunities faced by JPM’s largest corporate clients and to evaluate the strategic decisions made by those businesses. Mr. Bleser also serves on the board of a specialty retail company, enhancing his experience in the areas of public company governance and the operations of its audit and compensation committees, as well as deepening his understanding of a consumer-facing retail business.

Current Francesca's Holding Corp. Former None

Stuart B. Burgdoerfer (56) Director since: 2009
Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current None Former None

Pamela J. Craig (62) Director since: 2018
Retired; Chief Financial Officer, Accenture PLC, Dublin, Ireland (global management consulting) prior to 2013

Ms. Craig is the former Chief Financial Officer of the global consulting firm, Accenture PLC. Ms. Craig worked at Accenture for 34 years in a variety of consulting and executive roles, where she developed extensive finance, management, operational, and technology expertise, as well as leadership experience in the context of a large, growth-oriented organization. In addition, her current and past service as a director of other significant public companies, and as a member of their audit, compensation, and governance committees, provide her with valuable experience in addressing the many risks and governance issues facing public companies.

Current Merck & Co., Inc. Akamai Technologies, Inc. Former Walmart Inc. VMware, Inc.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Charles A. Davis (70) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and his service as Chief Executive Officer of Stone Point Capital LLC. The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current AXIS Capital Holdings Limited The Hershey Company Former None

Roger N. Farah (66) Director since: 2008
Retired; Executive Director, Tory Burch LLC, New York, New York (retailing) from March 2017 through December 2017; Co-Chief Executive Officer, Tory Burch LLC, from September 2014 through February 2017; Executive Vice Chairman, Ralph Lauren Corporation, New York, New York (lifestyle products) prior to May 2014

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Ralph Lauren Corporation and Tory Burch LLC and his director position at other public companies. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.
Current CVS Health Corporation Metro Bank PLC Tiffany & Co. Former Aetna, Inc. Ralph Lauren Corporation

Lawton W. Fitt (65) Director since: 2009
Chairperson of the Board, The Progressive Corporation, Mayfield Village, Ohio since May 2018; Lead Independent Director, Progressive, from May 2016 to May 2018; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.
Current Ciena Corporation The Carlyle Group Micro Focus International plc Former ARM Holdings plc Thomson Reuters Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Susan Patricia Griffith (54) Director since: 2016
President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio since July 2016; Vice President from May 2015 through June 2016; Personal Lines Chief Operating Officer from April 2015 through June 2016; President of Customer Operations from April 2014 to March 2015; Claims Group President prior to April 2014

Mrs. Griffith has been with the company since 1988 and has held a series of executive leadership positions, including Chief Human Resource Officer, Claims Group President (in charge of the entire Claims organization), President of Customer Operations (overseeing the company's contact center (sales and delivery), customer experience, systems experience, and workforce management groups), and Personal Lines Chief Operating Officer, where she oversaw the Personal Lines, Claims, and Customer Relationship Management groups. Since 2016, she has been Chief Executive Officer and a Director. Mrs. Griffith’s intimate knowledge of the company and her leadership experience give her a deep understanding of the Company’s culture, operations, challenges, and opportunities.
Current FedEx Corporation Former The Children's Place, Inc.

Jeffrey D. Kelly (65) Director since: 2012 Prior service: 2000-2009
Retired; Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) from December 2014 to September 2016; Chief Financial Officer, RenaissanceRe Holdings Ltd. prior to December 2014

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and a large reinsurer. Mr. Kelly's experience on the Board gives him valuable insight into our insurance and investment operations. Due to his past roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry.
Current None Former None

Patrick H. Nettles, Ph.D. (75) Director since: 2004
Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chair and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.
Current Ciena Corporation Former Axcelis Technologies, Inc.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Barbara R. Snyder (63) Director since: 2014
President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at non-profit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.
Current KeyCorp Former None

Jan E. Tighe (56) Director since: Not Applicable
U.S. Navy, Vice Admiral, Retired; Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, U.S. Navy (military), from July 2016 to July 2018; Fleet Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet, U.S. Navy, prior to July 2016

Vice Admiral Tighe served in the U.S. Navy for 38 years, including leadership roles in the Navy and for the National Security Agency, prior to her retirement in 2018. She most recently served as the Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, and as a managing director of the U.S. Navy’s Corporate Board. Vice Admiral Tighe also had prior leadership positions in U.S. Cyber Command, the Navy’s Fleet Cyber Command, and as President of the Navy’s Postgraduate School. A graduate of the U.S. Naval Academy and the Naval Postgraduate School, she holds a M.S. in Applied Mathematics and a Ph.D. in Electrical Engineering. She has been a Governance Fellow of the National Association of Corporate Directors since August 2018. Vice Admiral Tighe brings to the Board extensive leadership and operational experience in complex cyber security matters, information technology systems, technology risk management, and strategic assessment, planning, and implementation.

Current The Goldman Sachs Group, Inc. Huntsman Corporation Former None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Kahina Van Dyke (47) Director since: 2018
SVP of Business and Corporate Development, Ripple Labs, Inc., San Francisco, California (global digital payments network) since July 2018; Global Director of Financial Services & Payment Partnerships, Facebook, Inc., Menlo Park, California (online social media) from October 2017 through May 2018; Global Director of Payment Partnerships & Commerce, Facebook, Inc., from January 2016 through September 2017; Group Head and Senior Vice President Global Initiatives, Mastercard International, Purchase, New York (financial services) prior to January 2016

Ms. Van Dyke is the Senior Vice President of Business and Corporate Development at Ripple, where she is focusing on driving new, strategic partnerships across the global financial industry. She joined Ripple in July 2018. Previously, she was Global Director of Financial Services & Payment Partnerships at Facebook, where she worked with external companies to develop and grow the social platform’s financial products and services. Ms. Van Dyke has also held international leadership positions at multi-national financial firms, Mastercard and Citigroup. She brings to our Board an understanding of traditional financial services companies combined with leadership experience at a major technology company and expertise in emerging areas such as electronic payment systems and other fintech advances. She is also the Founder and Chair of the Global Women Executive Leadership Council, a group that promotes leadership and peer mentoring for women in more than 70 countries.

Current None Former None

OTHER BOARD OF DIRECTORS INFORMATION
Board of Directors Independence Determinations

We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding each of our directors. Accordingly, the Board has considered the independence of our current Board members. In conducting this review, the Board took into account each director's current employment situation (if any) and other relationships that could impact the independence determination under NYSE rules, including certain transactions that took place in 2018 or are expected in 2019 between Progressive and companies with which the director is affiliated. Specifically, the Board considered ordinary course transactions between Progressive and a company reinsuring a portion of our business, a company providing employee health and welfare plans and related services, a company providing online advertising and related services, a company providing background checks for potential employees, and companies providing other products or services to our business operations. Based on this review, the Board determined that each of our current directors and the one new nominee is independent under the NYSE standards, other than Mrs. Griffith, who is an executive officer of the company.
Board Leadership Structure and Risk Oversight

Lawton Fitt has been Chairperson of the Board since May 2018. Ms. Fitt is independent from management under NYSE rules, and she has a strong business background, executive management experience, and additional experience as a member of a number of public company boards. Ms. Fitt’s knowledge of our businesses acquired as a Board and Committee member, her demonstrated willingness to challenge management and the status quo, and her ability to establish an effective working relationship with Mrs. Griffith in her prior role as Lead Independent Director, also contributed to the Board’s decision to elect Ms. Fitt as Chairperson of the Board.

The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management--including leaders and other representatives of the risk management department, compliance and ethics group, law department, control and analysis (internal audit), physical security, cybersecurity, and information technology groups, external auditors, and other business units as necessary--to review our major operational, financial, technological, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and mitigate such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.

The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both Committees regularly report to the full Board.

The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. The Board’s Chairperson, Ms. Fitt, consults with the Committee Chairs, as necessary, to ensure that significant risk issues are brought to the attention of the full Board. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Meetings of the Board of Directors and Attendance
The Board of Directors held five meetings during 2018.
All of the current directors were on the Board throughout 2018, except Ms. Craig and Ms. Van Dyke, who were elected to the Board in May 2018 at the Annual Shareholder's Meeting. All directors attended at least 75% of their scheduled Board and Committee meetings during their tenure.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2018 Annual Meeting was attended by all of the current directors.
A copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
Meetings of the Non-Management and Independent Directors
Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Prior to May 2018, the Lead Independent Director, Lawton W. Fitt, presided at these meetings. Following Ms. Fitt's appointment as Chairperson of the Board in May 2018, she continued to preside at the meetings of the non-management directors. In the event that either the Lead Independent Director, if applicable, or the Chairperson is not available to lead the meetings of non-management directors, the presiding director would be chosen by the non-management directors in attendance. In 2018, the non-management directors met in executive session five times. Since May 2018, each meeting of the non-management directors has also been a meeting of the independent directors.

Board Committees
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The written charter for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or a print copy may be requested by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Philip Bleser			✓		✓
Stuart B. Burgdoerfer		✓*
Pamela J. Craig[1]
Charles A. Davis				C
Roger N. Farah	✓		C		✓
Lawton W. Fitt	✓			✓	C
Susan Patricia Griffith	C
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Barbara R. Snyder			✓
Kahina Van Dyke[1]
1 Ms. Craig and Ms. Van Dyke were elected to the Board in May 2018 and have not yet been assigned to a committee.
✓Member of the Committee
C Chair of the Committee
* Audit Committee Financial Expert
Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2018, the Audit Committee met 10 times and adopted resolutions by written action pursuant to Ohio corporation law on two occasions.
Audit Committee Financial Experts. The Board of Directors has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, a former chief financial officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of a major retail company. Mr. Kelly was formerly the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the Chief Financial Officer at a major commercial bank.
Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes final determinations regarding executive compensation, including salary, equity-based awards, and annual cash incentive targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management.

The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, and sometimes compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.
The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash incentive program) generally also apply to incentive plans covering most other employees. Under this program, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2018, the Compensation Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on six occasions.
Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. The Committee did not use a compensation consultant during 2018.
During 2018, management retained Pearl Meyer & Partners to provide comparative compensation information and analyses for our executive officers and directors, among other assignments. In addition, management retained Cardinal Investment Advisors to help with the review of our incentive compensation that measures investment performance. The company determined that neither Pearl Meyer nor Cardinal Investment Advisors has a conflict of interest.
Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of the company’s external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2018, the Investment and Capital Committee met five times.
Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee also oversees the procedures for evaluating director, committee and Board performance.
The Committee also is responsible for monitoring corporate governance matters affecting the Board and the company. The Committee regularly reviews our Corporate Governance Guidelines to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2018, the Nominating and Governance Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the Committee. These procedures are described under “Procedures for Recommendations and Nominations of Directors and Shareholder Proposals.”
Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2018, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Communications with the Board of Directors
Shareholders or other interested parties may send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Lawton W. Fitt, Chairperson of the Board, email: chair@progressive.com

•	Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: secretary@progressive.com
The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.
Transactions with Related Persons
From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers, or a relative of such person, is a substantial owner, director, or executive officer. With limited exceptions relating to transactions made in the ordinary course of our businesses and certain low dollar transactions, such transactions must be disclosed to and approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions as they are identified and, for ongoing transactions, on an annual basis thereafter.
The following discussion sets forth transactions with related persons during 2018 that exceeded $120,000 in value and are reportable under SEC rules. Each of these relationships and transactions was approved by the Board. For purposes of these disclosures, we exclude purchases of Progressive insurance policies, payments of claims required by our insurance policies, and other ordinary course transactions that did not exceed 1% of either our revenues or the other company's revenues for the year.
John F. Auer was an executive officer of Progressive and President and CEO of our majority-owned subsidiary, ARX Holding Corp. ("ARX"), until his retirement from ARX management in April 2018. Two adult children, a nephew, and a spouse of a child were employed by an ARX subsidiary during 2018. Using the Summary Compensation Table methodology, the collective dollar value of these employment relationships for 2018 was less than $356,000. We believe that the level of compensation is appropriate in view of each individual’s position, responsibilities, and experience and is consistent with the overall compensation structure.

Mr. Auer is also a stockholder of ARX, along with Progressive and other minority stockholders. Under the stockholders' agreement among ARX and its stockholders, each of the minority stockholders, including Mr. Auer and an entity he controls, had the right to “put” to Progressive (i.e., require Progressive to purchase) up to 50% of the ARX shares that they owned in a transaction that occurred in the second quarter 2018. Mr. Auer and that entity elected to put to Progressive approximately 47.1% of their aggregate holdings, and this transaction resulted in Progressive paying to Mr. Auer and that entity approximately $177.6 million in the aggregate in exchange for those shares.
Compensation Committee Interlocks and Insider Participation
Mr. Bleser, Mr. Farah, Ms. Snyder, and Bradley T. Sheares, Ph.D., served as members of the Board’s Compensation Committee during 2018. There are no Compensation Committee interlocks. Dr. Shearers retired from the Board in 2018.

                                                         REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the three directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2018, the Committee held 10 meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2018, the Committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2018 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2018 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal audit staff. During 2018, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Notwithstanding the Committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2018. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2019. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2019 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chair
Stuart B. Burgdoerfer
Jeffrey D. Kelly

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	43,795,723	2	7.5%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, New York 10055	41,031,902	3	7.0%

[1]	The information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the identified beneficial owners.

[2]
The Vanguard Group Inc. has sole investment power over 42,932,840 shares, shared investment power over 862,883 shares, sole voting power over 717,635 shares and shared voting power over 161,047 shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over 41,031,902 shares, sole voting power over 35,479,488 shares, and does not have shared investment or voting power over any shares.
Section 16(a) Beneficial Ownership Reporting Compliance
None.

Security Ownership of Directors, Nominees, and Executive Officers
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2019 by each director of Progressive, each nominee for director, and each of the named executive officers (as identified in “Executive Compensation – Summary Compensation Table”) and all current directors, nominees, and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2019.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
John A. Barbagallo	137,988	*	17,606	155,594
Philip Bleser	8,549	*	—	8,549
Stuart B. Burgdoerfer	36,135	*	—	36,135
M. Jeffrey Charney	137,304	*	34,661	171,965
William M. Cody	122,692	*	82,053	204,745
Pamela J. Craig	2,507	*	—	2,507
Charles A. Davis	329,650	*	9,561	339,211
Roger N. Farah	98,999	*	14,216	113,215
Lawton W. Fitt	89,421	*	8,682	98,103
Susan Patricia Griffith	406,898	*	178,569	585,467
Jeffrey D. Kelly	62,567	*	—	62,567
Patrick H. Nettles, Ph.D.	117,102	*	23,376	140,478
John P. Sauerland	404,676	*	86,789	491,465
Barbara R. Snyder	28,508	*	5,222	33,730
Jan E. Tighe	—	*	—	—
Kahina Van Dyke	4,179	*	—	4,179
All 24 Current Directors, Nominees, and Executive Officers as a Group	2,297,391	*	647,342	2,944,733

*	Less than 1% of Progressive’s outstanding common shares.

1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
John A. Barbagallo	—	—	137,988
Philip Bleser	4,420	4,129	—
Stuart B. Burgdoerfer	2,604	—	33,531
M. Jeffrey Charney	—	—	137,304
William M. Cody	—	—	122,692
Pamela J. Craig	2,507	—	—
Charles A. Davis	4,580	10,768	314,302
Roger N. Farah	4,821	86,678	7,500
Lawton W. Fitt	7,071	72,961	9,389
Susan Patricia Griffith	—	—	406,898
Jeffrey D. Kelly	2,604	—	59,963
Patrick H. Nettles, Ph.D.	4,741	102,078	10,283
John P. Sauerland	—	—	404,676
Barbara R. Snyder	4,179	16,496	7,833
Jan E. Tighe	—	—	—
Kahina Van Dyke	4,179	—	—
All 24 Current Directors, Nominees, and Executive Officers as a Group	41,706	293,110	1,962,575
a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2017 Directors Equity Incentive Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.
b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation – Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.
c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, certain immediate family members. For Mrs. Griffith, the amount includes a total of 104,277 common shares held in trust for the benefit of her spouse and 16,585 common shares held by her spouse in our 401(k) plan.
2 Percentage based solely on “Total Common Shares Beneficially Owned.”
3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans. In each case, the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. Amounts in this column exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” for additional information on these awards.

.

COMPENSATION DISCUSSION AND ANALYSIS
HIGHLIGHTS FOR 2018
Consistent with prior years, the awards made in 2018 to our Chief Executive Officer and the other “named executive officers” (identified in "Executive Compensation – Summary Compensation Table") were weighted heavily towards performance-based annual cash incentive payments and, generally, longer-term equity awards. We believe that these awards support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we provide a brief summary of our 2018 pay decisions, as well as information concerning our performance results and pay outcomes for the year.
2018 Pay Decisions
CEO Compensation

•	At-risk annual cash incentive and equity awards represented over 95% of maximum potential compensation and 92% of target compensation

•	Salary: increase of 10.3%; salary remains well below market

•	Annual Cash Incentive (Gainsharing):

•	Payout could range from 0% to 300% of salary, with a 150% target

•	Actual payout for 2018 was about 287% of salary

•	Annual equity awards equal 1,000% of base salary:

•	Time-based: 300% of base salary

•	Performance-based:

▪	Insurance operations: 600% of base salary

▪	Investment results: 100% of base salary

•	Special time-based equity award: grant value of $3.0 million

•	CEO’s equity ownership at January 31, 2019:

•	Corporate Governance Guidelines require retention of equity having a value of at least 6 times base salary

•	Value of shares owned directly and in 401(k) plan is over 24 times base salary
Other Named Executive Officers

•	Weighted average salary increase of approximately 2.5% from the prior year

•	Annual Cash Incentive:

•	Payout could range from 0% to 250% of salary or 0% to 200% of salary, with a target of 125% or 100%, respectively

•	Actual payout was between 191% and 245% of salary

•	Annual equity awards divided between time-based and performance-based:

•	Time-based = 100% of base salary

•	Performance-based at target = 154% (on average) of base salary

•	Special time-based equity award (CFO only): grant value of $3.0 million

•	Equity ownership requirements:

•	Expected to hold equity (including unvested equity awards) having a value of at least 3 times base salary

•	All of the other named executive officers were in compliance with this requirement at January 31, 2019

Annual Financial Results and Shareholder Return

Key Performance Outcomes for 2018
Net premiums written growth	20%
Policies in force growth	12%
Combined ratio	90.6
Underwriting margin	9.4%
Returns on average common shareholders' equity (attributable to Progressive):
Net income	24.7%
Comprehensive income	23.8%
Net income attributable to Progressive	$2.6 billion
Earnings per common share attributable to Progressive	$4.42
2018 Say-on-Pay Vote
At our 2018 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 96% of the votes cast supporting our program. During 2018, the Compensation Committee of the Board of Directors (the "Compensation Committee or the "Committee") reviewed these results with management. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions with respect to 2019 compensation should be taken as a result of the say-on-pay vote.
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build an increasingly strong business and long-term shareholder value;

•	Motivate executives to achieve our short- and long-term strategic goals and those of their assigned business units;

•	Reward and differentiate executive performance based on differences in responsibilities and the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.
Progressive's executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash incentive opportunities and longer-term equity awards. Details about the various elements of Progressive's compensation program and 2018 awards to the named executive officers are discussed in the following sections.

ELEMENTS OF COMPENSATION – 2018 DECISIONS AND AWARDS

Salaries
Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above market median total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the tenure and experience of an executive in his or her current position, the executive’s future potential, and our business needs. For 2018, annual salaries for our named executive officers were as follows:

Name	2018 Salary[1]	Change From Prior Salary
Susan Patricia Griffith	$800,000	10.3%
John P. Sauerland	600,000	4.3
William M. Cody	490,000	2.1
John A. Barbagallo	490,000	3.2
M. Jeffrey Charney	470,000	—

[1]
Salary changes are typically implemented in January or February of each year, so the annual number listed in the table may vary from the salary amounts shown in "Executive Compensation – Summary Compensation Table."

After a review of market conditions, salary increases were given in early 2018 where necessary to improve the competitive nature of our compensation for senior management. Even after taking into account the increases, the 2018 base salaries for each of the named executive officers were below the median for similar executives at comparable companies based on the comparison data reviewed by the Compensation Committee in late 2017 and early 2018 (see “– Procedures and Policies – Compensation Comparisons,” below for further information on our market comparison process).
Annual Cash Incentive Payments
Gainsharing. Gainsharing is designed to reward executives based on the annual operating performance of our insurance businesses as compared with objective growth and profitability criteria for those businesses approved by the Compensation Committee in the first quarter of the year. Gainsharing does not take into account the performance results of our investment portfolio. The purpose of this annual cash incentive program is to motivate executives to achieve and surpass annual operating performance goals in our insurance businesses, which we believe will benefit shareholders over time.
Gainsharing payments for named executive officers are determined using the same performance criteria as used for the Gainsharing payments for virtually all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing payments for the named executive officers are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive Payment
For each executive, his or her salary and target percentage are established by the Compensation Committee each year during the first calendar quarter. When the executive’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target annual incentive payment” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and annual cash incentive payments, therefore, can vary between zero and two times the target annual incentive payment amount, depending on our actual performance results for the year.
The objective performance goals applicable to the Gainsharing program are established by the Compensation Committee each year in the first quarter and are not modified thereafter. The Gainshare Factor was historically one component of the formula used to calculate the dividend paid to shareholders each year under our annual variable dividend policy. In this way, the annual performance of our core insurance businesses also translated into a direct benefit to shareholders. For 2018, our annual variable dividend policy generated a dividend of $2.5140 per common share, which was paid to shareholders in February 2019. The dividend policy was changed, beginning in 2019, and will no longer be determined by reference to the Gainshare Factor.
Historical Gainsharing Experience. Throughout the 26-year history of our companywide Gainsharing program (including 2018), the final Gainshare Factor has ranged from 0.0 to 2.0 and has averaged 1.34. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash incentive payments to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.
2018 Gainsharing Payments. For 2018, each named executive officer’s annual cash incentive payment was determined under the Gainsharing program based on the performance of our core insurance business. The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	2018 Target (% of Salary)
Susan Patricia Griffith	150%
John P. Sauerland	125
William M. Cody[1]	50
John A. Barbagallo	100
M. Jeffrey Charney	100
1 Mr. Cody also earned a separate 75% target incentive payment relating to investment performance, as described below.
For all the executives, these values remained unchanged from 2017. All Gainsharing payments for the named executive officers are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”
The core business for 2018 was defined to include, with limited exclusions, our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), Commercial Lines, and Property, and in the aggregate represented nearly 100% of net premiums written companywide for 2018. Exclusions include our umbrella, renters, and transportation network company businesses. This focus on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing as fast as possible at a 96 or better combined ratio while providing high-quality customer service. This strategic goal, which is applicable to virtually all employees through the Gainsharing program, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force), while at the same time maintaining profitability and high-quality customer service, can enhance company performance and increase the Gainsharing scores.
Under the Gainsharing program, we evaluated the performance of each of the core business units separately and determined a score for the business unit of between 0.0 and 2.0, based on a growth and profitability matrix that had been approved for each business unit by the Compensation Committee. For each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2018 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as reasonably challenging when these goals were established in early 2018.
An aggregate Gainshare Factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all five business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set in view of the very competitive nature of the insurance markets in which we operate. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See "Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

The nature of the Gainsharing program, and the measures that we use, were relatively unchanged over the past several years, except that a matrix for the Property business was added to the Gainsharing calculation beginning with 2017. Although we review the interplay of profitability and growth levels for each business unit matrix every year, any changes are more in the nature of refinements based on market trends and internal expectations. Because the goals are relatively consistent over time and represent management's expectations and goals on a business unit level, we believe that our competitors could glean valuable information with respect to our current operations, strategies, and goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position. We believe that our current level of disclosure regarding performance goals is in the best interests of our shareholders.
For 2018, we achieved a Gainshare Factor of 1.91 out of a possible 2.0 score. The following table presents the overall 2018 growth and profitability data for the individual core business units. The growth figures in the table below represent the change in average policies in force year-over-year, which is management’s preferred measure for evaluating growth. Average policies in force were determined by adding the fiscal-month-end number of policies in force for each month during the year and dividing the total by twelve. Profitability was measured by the combined ratio calculated using GAAP financial information.

Business Unit	Combined Ratio[1]	Increase in Policies in Force (%)[2]
Agency	89.0	13%
Direct	91.6	17
Special lines	—	3
Commercial Lines	86.7	8
Property	106.9	20

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each core business unit, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	2.00	39.2%	.78
Direct auto	2.00	40.2	.80
Special lines	1.73	5.5	.10
Commercial Lines	2.00	11.3	.23
Property	0.00	3.8	.00
Gainshare Factor			1.91
As can be seen from this table, except for Property, each of the business units contributed performance scores above a 1.0 target for 2018. Agency auto, Direct auto, and Commercial Lines reached the maximum score of 2.0. These results reflect solid growth and profitability across our auto businesses. The score for special lines reflects solid profitability, with modest growth, for the year. Although Property experienced the highest percentage of policies in force growth among the business units, catastrophe losses caused it to be less profitable than the minimum combined ratio at that growth level that would have resulted in a positive score. Under the Gainshare calculations, average policies in force for our core business grew by about 12% and net premiums written and earned grew by 20%, at a profitable 90.4 combined ratio. Overall, we believe that the resulting 1.91 Gainshare Factor was a reasonable outcome based on these performance figures for the year.

2018 Investment-Related Annual Incentive Payment. In addition to amounts earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer, and the other investment professionals who work in his group, were eligible for a separate annual cash incentive payment under our 2018 Progressive Capital Management Annual Incentive Plan (“PCM Incentive Plan”). Mr. Cody had a target annual incentive payment equal to 75% of his 2018 salary under this incentive plan; his annual incentive payment under this plan for 2018 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary.
Under the PCM Incentive Plan, we determined the performance of our fixed-income portfolio, which is actively managed by our investment group, for 2018 and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compared those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores were determined based on our percentile ranking in the benchmark group for the one- and three-year periods, as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
Percentile rankings between the ranks that would earn a score of 0.0 and a score of 2.0 as shown above would receive an interpolated score based on the percentile ranking of our investment portfolio (e.g., a rank at the 40th percentile would receive a score between 0.0 and 1.0). The two scores were then averaged to determine an indicated performance score for the year, and this score was communicated to the Compensation Committee. The Committee then evaluated the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee had the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to zero), or increase it up to the maximum allowed factor of 2.0, and to adjust the cash incentives paid to Mr. Cody and our other investment professionals accordingly.
The fixed-income portfolio was chosen for the PCM Incentive Plan because it represents a substantial portion of our investment portfolio (over 90% at year-end) and Mr. Cody and the investment professionals in his group actively manage the fixed-income portfolio. To the extent that our equity investments are managed, they are managed by third parties.
The use of the 15th and 25th percentiles as the minimum performance level, and of the 75th and 85th percentiles as the maximum performance levels, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the benchmark group. The Committee determined that requiring “average” performance prior to payout, or rewarding performance above the 75th or 85th percentile, as applicable, might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 15th or 25th percentile, as applicable, and the 50th percentile was, on balance, fair compensation for results achieved.
For 2018, we achieved a total return in our fixed-income portfolio of 1.75% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ended December 31, 2018, our fixed-income portfolio earned a cumulative return of 8.27%, ranking us at the 95th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2018 cash incentives under the PCM Incentive Plan using a 2.0 performance factor, consistent with the calculated score. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the excellent relative performance of the portfolio while investing within the constraints imposed by the investment guidelines approved by the Investment and Capital Committee. Mr. Cody’s annual incentive payment under the PCM Incentive Plan is reported in " Executive Compensation – Summary Compensation Table" as part of “Non-Equity Incentive Plan Compensation.”

Equity Awards
Our executive compensation program also provides longer-term incentives through grants of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit that is vesting. Equity awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares. Annual awards of restricted stock units are made to the named executive officers in the form of time-based awards and performance-based awards. Special awards during 2018 were made to the CEO and CFO in the form of time-based awards.
Annual Time-Based Awards. In 2018, time-based restricted stock unit awards were granted to the named executive officers and 806 other senior level employees, comprising approximately 2.2% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2021, 2022, and 2023, subject to accelerated vesting and forfeiture provisions in the applicable plan and grant agreement.
Annual Performance-Based Awards – Performance versus Market Insurance Results. In addition, each of the named executive officers and 43 other senior managers were granted performance-based restricted stock unit awards that measure the growth of our insurance businesses, and compare that growth to the growth of the market as a whole, over a three-year performance period, with a profitability goal of a combined ratio of 96 or better over the most recent 12-month period when the vesting is determined. Specifically, the awards measure the growth of three business lines (private passenger auto, commercial auto, and homeowners multiple-peril) over 2018 through 2020 and compare that growth to the growth rate of each of these markets as a whole (excluding our results) over that same period. Each business unit will receive a score, which will then be weighted based on the business lines' relative contribution to net earned premium, and combined, to produce a final performance factor. In each case, we will use A.M. Best data to make these calculations. The award is made to each named executive officer in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The performance score for each business unit will be determined as follows:

Performance vs. Business Line Market	Determination of the Performance Score for the Business Line
If our growth for the business line exceeds the market growth rate by the maximum measure for that business line or more	Score is 250%; this is the maximum possible score
If our growth rate for the business line exceeds the market growth rate by more than the target measure for that business line but less than the maximum measure for that business line	Score is between 100% and 250%, in proportion to the extent to which each business line's growth rate exceeds the market's growth rate above the target rate
If our growth rate for the business line exceeds the market growth rate by less than the target measure for that business line	Score will be up to 100% of the target in proportion to the extent to which each business line's growth rate exceeds the market's growth rate
If the business line's growth rate is equal to or less than the market growth rate	The score for the business line is zero
The target growth rate measure and maximum growth rate measure for each business line is as follows:

Business Line	Target Growth Rate Measure	Maximum Growth Rate Measure
Private passenger auto	2%	3.5%
Commercial auto	2	3.5
Homeowners multiple-peril	7	10.0
If the performance factor is zero, the award will not vest and will be forfeited. If the performance factor is greater than zero, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for these awards, is expected to be July 2021), then the award will not vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2023; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. We believe that this approach, with a potential upside for outperformance as compared with the private passenger auto, commercial auto, and homeowners insurance markets, provides appropriate focus on our full competitor set in the insurance market, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers. In addition, the profitability requirement imposes an additional challenge to our growth in market share, given the fact that some of our competitors do not consistently show a profit in their insurance operations and rely instead on their investment activity to fund insurance liabilities.
Annual Performance-Based Equity Awards – Investment Results. In March 2018, the Committee also awarded performance-based restricted stock units to Mrs. Griffith, Messrs. Sauerland and Cody, and two investment portfolio managers with a performance goal relating to investment performance. These awards measure the performance of our fixed-income portfolio, which is actively managed by our investment group, over a three-year period (2018 through 2020) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to the named executive officers, but represented a portion of the total performance-based awards that otherwise would have been granted to them.
The Committee implemented these performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles was, on balance, fair compensation for the results achieved.
2018 Annual Equity Awards. For 2018, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the named executive officers was approximately $4.5 million in time-based awards and $8.9 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2018	2017	2018		2017
Susan Patricia Griffith	300%	300%	700%	[2]	600%
John P. Sauerland	100	100	250	[2]	220
William M. Cody	100	100	125	[2]	125
John A. Barbagallo	100	100	120		120
M. Jeffrey Charney	100	100	120		120

[1]	Pursuant to performance-based awards, between 0-250% (0-200% for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]
For the following executives, investment-based awards represented the indicated percentage of her or his total performance-based award for the year: Mrs. Griffith, 14%; Mr. Sauerland, 8%; and Mr. Cody, 60%.

As mentioned above, Mrs. Griffith’s annual equity award was split between time-based and performance-based awards in 2018. Her equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and the substantially below-market level of her base salary. As a result, a greater percentage of her compensation was at risk and dependent on our operating and investment performance and stock price over the next several years.
Special Time-Based Awards. In addition to annual equity awards, in August 2018 the Committee granted to each of Mrs. Griffith and Mr. Sauerland an additional time-based restricted stock unit award with a grant date value of $3.0 million. These awards will vest in three equal annual installments, on January 1 of 2021, 2022, and 2023, and are not subject to accelerated vesting for meeting retirement eligibility. The Committee determined that special performance-based awards granted in August 2015 to Mrs. Griffith (at the time of grant the Personal Lines Chief Operating Officer), and to Mr. Sauerland would not vest despite considerable growth in the company’s bundled auto policies. The 2015 awards measured the growth in the percentage of households with auto policies bundled with other personal insurance products (the “bundled percentage”), and a minimum 20% growth in the bundled percentage was required for the special awards to vest. Over the performance period, the number of households with auto policies bundled with other personal insurance policies grew by 61.4%, while the number of households with auto policies grew by 35.2%. The company’s extraordinary growth in auto over the 3-year measurement period inflated the denominator of the calculation of the results achieved. As a result, although growth in the number of households with bundled auto policies was significant, the growth in the bundled percentage was suppressed. The growth in the bundled percentage over the 3-

year performance period was 19.4%, just shy of the minimum 20% required for the awards to vest. Had the 2015 special awards vested at the minimum threshold level, each would have been worth approximately $4.6 million (using the closing price on August 21, 2018).

The Committee concluded that Mrs. Griffith and Mr. Sauerland’s efforts during the 3-year performance period contributed significantly to the company’s overall auto growth and profitability and to the growth in the number of households with bundled auto policies. In light of those results and efforts, the Committee determined that the overall business goals that the company was seeking to achieve when it granted the 2015 special awards had been satisfied and, therefore, it was appropriate to grant a special time-based restricted stock unit award to each of Mrs. Griffith and Mr. Sauerland.

Additional Comments Regarding 2018 Compensation Decisions
Chief Executive Officer. Based on the Board of Director's evaluation of Mrs. Griffith's first full year as CEO in early 2018, and the Committee's review of market data, the Committee increased her salary from $725,000 to $800,000. This amount remains well below the 50th percentile of approximately $1.33 million for CEO salaries at comparable companies. Mrs. Griffith’s annual cash incentive payment (Gainsharing) potential as CEO remained at the same level as that established when she became CEO. Consistent with the Company's compensation philosophy and its history with respect to CEO compensation, in 2018 the Compensation Committee again granted a large proportion of Mrs. Griffith's potential annual compensation in the form of equity-based awards, and increased the value and percentage of her annual performance-based equity awards. The Committee determined that these equity awards would present appropriate incentives to drive our performance and maximize the extent to which Mrs. Griffith's interests are aligned with the interests of shareholders. Depending on the level of our performance, Mrs. Griffith's 2018 performance-based awards can vest from 0% to 250% (or, with respect to her investment-related award, up to 200%) of the target units awarded. In this way, we kept Mrs. Griffith’s overall compensation at a competitive level, while maintaining a very high portion of her potential compensation at risk and dependent on our performance and our stock price, increasing her equity participation and aligning her interests with those of shareholders. The special award provided additional at-risk compensation dependent on our stock price. The Committee believes that this pay package is consistent with the company's compensation philosophy and presents an appropriate pay package that is largely performance-based.
The result of these determinations for 2018 was that, despite her below median salary and target cash incentive, Mrs. Griffith has the potential to earn total compensation significantly above the median if the company performed well. If Mrs. Griffith were to receive a cash incentive payment based on a 1.0 Gainshare Factor and her annual performance-based restricted stock unit awards were to vest at their target amounts, her total annual compensation would be below the 50th percentile for CEOs. However, her annual compensation would be above the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized. The value of these awards to Mrs. Griffith, and the eventual ranking of her compensation for 2018 in her comparison group, depends on her 2018 Gainsharing payment (which paid out above the target value, but below the maximum value, at a 1.91 factor for the year), the extent to which her restricted stock unit awards ultimately will vest, and the value of our common shares at that time.
Other Current Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash incentives and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Assuming that cash incentives paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, Messrs. Sauerland, Barbagallo, and Cody would receive total compensation for 2018 below the 50th percentile level, and Mr. Charney would receive total compensation between the 50th and the 75th percentile for comparable jobs. In the event that all of their annual incentive based compensation were to pay out at their maximum level, the total compensation for Mr. Cody would approach the 75th percentile and Messrs. Sauerland, Barbagallo, and Charney would receive total compensation above the 75th percentile.

It should be noted, however, that the ultimate value of these awards (if any) remains dependent on our achieving the applicable performance goals, and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.
Significant Changes for 2019
Our named executive officers received salary increases for 2019, including a 12.5% raise for Mrs. Griffith. In addition, some of the named executive officers received target percentage increases for Gainsharing or performance-based equity awards, including an increase in the Gainsharing target percentage for Mrs. Griffith from 150% to 250%. However, the structure of the annual compensation approved by the Compensation Committee in February 2019 for the named executive officers does not include any significant changes from the annual compensation awarded in 2018.
OTHER ELEMENTS OF COMPENSATION
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s and other executive officer's business travel. At the request of the Board of Directors, Mrs. Griffith also uses the company aircraft for her personal travel and that of her spouse and children when they accompany her. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO and her family’s personal security and the confidentiality of their travel. During 2018, we incurred approximately $84,000 in incremental costs as a result of Mrs. Griffith's personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed as required under IRS regulations, and she is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.
Mrs. Griffith is also provided with a company car and driver for business needs to facilitate transportation to and among our headquarters and many other local facilities, and to allow her to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, she receives a perquisite.
See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” for additional information concerning perquisites.
Deferral Arrangements
The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash incentive payments and annual equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the named executive officer to delay receipt of cash incentives or the vesting of equity awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to a participant’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to participants in the deferral plan.
Deferred amounts are deemed to be invested in specific investments selected by the participant, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each participant’s deferred account thus varies based on the participant’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the participant do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation.”
The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows an executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives.
All of the named executive officers were eligible to participate in the EDCP for 2018.

Retirement
Named executive officers are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”) and where legally required paid sick leave, subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•	As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment distributions from the EDCP.

•	Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans.

•
Under this arrangement, generally a named executive officer who reaches age 55 with at least 15 years of service (or, with respect to awards granted in 2017 and later, age 60 with at least 10 years of service) and having satisfied certain other requirements is entitled to retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.

•
With respect to time-based equity awards, generally once a named executive officer is eligible for a qualified retirement, 50% of his or her time-based restricted stock unit awards vest and, thereafter, 50% vest shortly after the grant of each new award. The remaining 50% will vest only if the named executive officer remains with the company for the required time period(s). Should the officer leave the company after being eligible for a qualified retirement but before a subsequent time-based vesting date, any unvested units would be forfeited.

•
For any unvested performance-based award, if the performance period ended prior to the named executive officer’s retirement, then similar to any other similarly-situated participant, they will retain 100% of the award for a period of time after departure. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Other Termination Provisions Under Equity Plan.”

The qualified retirement provisions are intended to provide a benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Barbagallo and Mr. Cody are the only named executive officers who have satisfied the age and service requirements for a qualified retirement. Mr. Cody has announced that he will retire in January 2020. See "Executive Compensation – Potential Payments upon Termination or Change in Control – Qualified Retirement Under Equity Plans."
In August 2018, Mrs. Griffith and Mr. Sauerland were each awarded a special time-based equity award that does not contain the "qualified retirement" feature described above. Termination of employment for any reason other than death will result in forfeiture of the award.
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for eligible employees (including the named executive officers) when an adverse change in their employment situation is required due to company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on the company's performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our named executive officers, the severance payment would equal three years of the executive’s base salary only (i.e., excluding cash incentives and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs and outplacement services for at least 2 years following termination. These benefits are payable to the named executive officers upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

In addition, if a change in control occurs and a named executive officer terminates his or her employment within 24 months following the change in control for “good reason,” then they will be entitled to receive the same severance benefits described above as though he or she had been terminated by the company.
We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash incentives or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide the named executive officers with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments upon Termination or Change in Control.”
The company has also agreed with Mr. Charney that he will retain the benefit of one performance-based restricted stock unit award if he is asked to leave the company under circumstances that entitle him to receive benefits under the separation allowance plan. The performance-based award to which he will retain the benefits will be the award with the performance period that ends in the year of separation. For example, if Mr. Charney had been asked to leave the company without cause in 2018, he would have retained the benefit of the 2016 performance-based award that has a performance period that runs from 2016 through 2018. If the 2016 performance-based award were to vest at its maximum value, Mr. Charney would receive $2.5 million using the December 31, 2018 closing stock price of our common shares. Any amounts owed to Mr. Charney would be paid in cash, and no payment would be made unless and until the Compensation Committee determines that, and the extent to which, the performance measures under that award have been achieved. This agreement applies only until Mr. Charney is eligible for qualified retirement benefits under the terms of his performance-based restricted stock unit awards, which is expected to occur on November 1, 2020.
Change-in-Control Benefits under Equity Plans. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded. The provisions of the 2015 Equity Incentive Plan (the "2015 Plan") are described below. Additional details regarding these provisions and the provisions of the 2010 Equity Incentive Plan can be found under "Executive Compensation – Potential Payments Upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plans."
The 2015 Plan has a "double-trigger" change-in-control provision. Unless the Committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the requirements of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed, or replacement award will be subject to accelerated vesting after the change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to the change in control and each restricted stock unit award will be canceled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.

Death
With certain exceptions (including those described below), upon the death of a named executive officer, his or her estate (i) will retain rights to outstanding performance-based restricted stock unit awards to the extent the awards vest during the 12 months immediately following death, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted stock unit awards are forfeited. However, other than special awards granted to Mrs. Griffith and Mr. Sauerland in August 2018, once an executive has reached his or her qualified retirement eligibility date (described above), all eligible time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants.
If a named executive officer had chosen to participate in our deferral plan, his or her estate would also be entitled to receive distributions from the EDCP.
Health and Welfare Benefits
Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.
PROCEDURES AND POLICIES
Annual Compensation Committee Decisions
The Compensation Committee makes all final determinations regarding executive officer compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation for 2018 were made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from management's compensation consultant and other third parties, and analyses performed by our Compensation Department and/or consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, and members of the Compensation Department and Law Department. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.
The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.
The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2018, the Committee did not retain the services of a compensation consultant.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year-to-year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, individual performance, the tenure and experience of an executive in his or her current position, the executive's future potential, and our business needs. Compensation comparisons also enter into this analysis.

For annual compensation decisions made in February 2018, executive compensation survey data and statistical analyses that we used for our Chief Executive Officer and our Chief Financial Officer were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Willis Towers Watson and Aon Hewitt of public companies with a revenue range of $10 billion to over $25 billion; and

•	Proxy statement data for 39 public companies within close proximity to Progressive on the Fortune 500 list.
The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category are listed below in descending order according to total revenue for 2017, the latest data available.
MetLife, Inc.
Prudential Financial, Inc.
The Allstate Corporation
Chubb Limited
The Travelers Companies, Inc.
The Progressive Corporation
Aflac Incorporated
The Hartford Financial Services Group, Inc.
Lincoln National Corporation
Principal Financial Group, Inc.
Unum Group
CNA Financial Corporation
Genworth Financial, Inc.
Assurant, Inc.
The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.
With respect to the other named executive officers, we use published survey data because proxy statement data is not as readily available for these positions. For our Commercial Lines President, we use survey data published by Willis Towers Watson and Aon Hewitt of public companies in the $2.5 billion to over $5.0 billion revenue range. The comparison data for our Chief Investment Officer was obtained from survey data published by McLagan, which included comparisons to chief investment officers at other insurance companies. For our Chief Marketing Officer, we use survey data published by Willis Towers Watson and Aon Hewitt that also included public companies with revenues in the $10 billion to over $25 billion range.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2017 and early 2018, at the time that the Committee was considering 2018 compensation decisions for the named executive officers.
Use of "Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target annual cash incentive potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each executive.
In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.
To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not factor those payments into compensation decisions, since those amounts were previously earned in full by the executive, the value of the account has increased or decreased over time based on the executive’s investment elections, and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The current terms of our cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from named executive officers, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such incentive payments or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on her behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted stock units) with a minimum value of six times the CEO's base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each of these executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each of these executives is expected to hold restricted or unrestricted equity with a value of at least three times his or her base salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executive officers in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of January 31, 2019, Mrs. Griffith and each of the other named executive officers satisfied the applicable guideline.

Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.
Prohibitions on Derivatives and Hedging Transactions
Our executive officers and directors are prohibited from making any "short sales" of our common shares and from purchasing, selling or writing options, puts, and calls on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.
Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer at the time of his or her appointment to or promotion within the executive team or in a few instances when the Committee deemed a special award to be appropriate; any such interim or special award to an executive officer would require the approval of the Compensation Committee. The special time-based awards granted to Mrs. Griffith and Mr. Sauerland in August 2018 were approved by the Compensation Committee.
RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year (the “deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to "covered employees." For 2017 and prior years, covered employees were the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer, and the determination of who was a covered employee was made independently each year. Beginning with the 2018 tax year, the group of "covered employees" includes the chief executive officer, the chief financial officer, and the three other most highly compensated executives, and any individual who meets the definition of "covered employee" in 2018 or any later tax year will be a "covered employee" in perpetuity. Each of the named executive officers is now a covered employee, and Progressive will not be able to deduct any compensation paid to them for any taxable year in excess of $1 million unless the compensation qualifies for "grandfathered treatment" as described below.
If the total of any covered employee’s compensation that would otherwise be deductible for federal income tax purposes exceeds the deduction limit in any year, Progressive will not be entitled to a deduction for the excess.  In 2018, compensation that did not qualify for grandfathered treatment (described below) exceeded the deduction limit by $7.4 million, including $3.2 million related to Mrs. Griffith’s compensation.  As a result of the deduction limit, we will pay an additional $1.6 million in federal taxes with respect to 2018, of which $0.7 million relates to Mrs. Griffith’s compensation.
For 2017 and prior years, the deduction limit did not apply to compensation paid under a plan that met certain requirements for "performance-based compensation." For 2018 and later tax years, there will not be an exception for "performance-based compensation" other than compensation that satisfies the definition and that is paid under a written binding contract in effect as of November 2, 2017. We are awaiting final guidance from the Internal Revenue Service, but we currently believe that our performance-based equity awards granted in 2017 and prior years qualify for this "grandfathered" treatment and that the deduction limit will not apply to compensation earned under these awards.
Because tax legislation was enacted late in 2017 and uncertainties regarding its implementation remain, when making compensation decisions for 2018, the Committee decided not to make any significant changes to the compensation structure or programs for executive officers.

Management and the Committee continue to monitor developments in tax regulations and interpretations and will consider whether to make any changes in future years. We do not currently intend to discontinue any component of the compensation program that has a potential negative impact under Section 162(m), since we believe that the overall program is appropriate and in the interests of shareholders.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately included in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2019, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2018.

COMPENSATION COMMITTEE
Roger N. Farah, Chair
                          Philip Bleser
                                    Barbara R. Snyder

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. We also believe our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate annual cash incentive payments under our Gainsharing program, as well as the goals under most of our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals.
The PCM Incentive Plan provides an annual cash incentive program for our investment professionals, including our Chief Investment Officer, who actively manage our fixed-income portfolio. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our incentive plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; annual incentive payments for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one- and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and cash incentive results, appropriately addresses the risks attendant to the work of our investment professionals.
We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and two other portfolio managers. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the annual cash incentive plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such cash incentives or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth the total compensation of our named executive officers (NEOs) for 2018: our Chief Executive Officer (CEO); our Chief Financial Officer (CFO); and our three other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Susan Patricia Griffith	2018	$791,346	$11,000,133	$2,267,207	$114,239	$14,172,925
President and Chief Executive Officer	2017	721,154	6,525,051	1,936,298	91,936	9,274,439
	2016	616,346	4,800,172	1,422,631	24,997	6,864,146
John P. Sauerland	2018	597,115	5,100,092	1,425,613	12,000	7,134,820
Vice President and Chief Financial Officer	2017	571,154	1,840,065	1,277,957	12,000	3,701,176
	2016	546,538	1,650,117	1,140,899	12,000	3,349,554
William M. Cody	2018	488,846	1,102,590	1,200,118	12,000	2,803,554
Chief Investment Officer	2017	477,692	1,080,068	1,144,073	12,000	2,713,833
	2016	463,269	1,046,275	1,081,734	12,500	2,603,778
John A. Barbagallo	2018	488,269	1,078,081	932,595	12,000	2,510,945
Commercial Lines President	2017	473,462	1,045,076	847,496	12,000	2,378,034
	2016	463,269	1,023,014	773,660	12,000	2,271,943
M. Jeffrey Charney	2018	470,000	1,034,051	897,700	12,000	2,413,751
Chief Marketing Officer	2017	468,461	1,034,016	838,546	12,000	2,353,023
	2016	458,846	1,012,056	766,273	12,000	2,249,175
1 Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our common stock on the date of grant. With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can be higher or lower depending on performance. See "– Outstanding Equity Awards at Fiscal Year End" for further discussion. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance were to be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Susan Patricia Griffith	2018	$13,600,189
	2017	10,512,583
	2016	7,825,164
John P. Sauerland	2018	3,690,058
	2017	3,105,085
	2016	2,695,082
William M. Cody	2018	1,347,586
	2017	1,320,101
	2016	1,278,793
John A. Barbagallo	2018	1,470,069
	2017	1,425,095
	2016	1,395,027
M. Jeffrey Charney	2018	1,410,028
	2017	1,410,013
	2016	1,380,037
For the terms of awards granted in 2018, see “– Grants of Plan-Based Awards” below and “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also, see “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in our 2018 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.
2 For 2018, amounts were earned exclusively under The Progressive Corporation 2017 Executive Annual Incentive Plan ("Executive Plan"), which was part of our overall Gainsharing program, for all NEOs except Mr. Cody. Mr. Cody also earned amounts under the 2018 Progressive Capital Management Annual Incentive Plan ("PCM Plan"). Non-equity incentive plan compensation earned by these executives with respect to 2018 was paid (if not deferred by the NEO) in early 2019. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (EDCP). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “– Nonqualified Deferred Compensation.”

3 All Other Compensation for 2018 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites[b]
Susan Patricia Griffith	$12,000	$102,239
John P. Sauerland	12,000	—
William M. Cody	12,000	—
John A. Barbagallo	12,000	—
M. Jeffrey Charney	12,000	—
a This personal benefit represents employer matching contributions made during 2018 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.
b Includes $84,460 in incremental costs for Mrs. Griffith’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes $17,779 in incremental costs attributable to the personal use of a company car by Mrs. Griffith, which is primarily used for commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”

Grants of Plan-Based Awards
The following table summarizes annual cash awards (non-equity incentive plan awards) and equity incentive awards that were eligible to be earned by our NEOs with respect to 2018. Each restricted stock unit is equivalent in value to one common share.
GRANTS OF PLAN-BASED AWARDS IN 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Susan Patricia Griffith	NA	$0	$1,187,019	$2,374,038
	8/21/2018						44,630	[3]			$3,000,029
	3/15/2018						38,974	[3]			2,400,019
	3/15/2018				0	[4]	90,940	[4]	220,854	[4]	5,600,085
John P. Sauerland	NA	0	746,394	1,492,788
	8/21/2018						44,630	[3]			3,000,029
	3/15/2018						9,744	[3]			600,036
	3/15/2018				0	[4]	24,359	[4]	59,923	[4]	1,500,027
William M. Cody	NA	0	611,058	1,222,116
	3/15/2018						7,958	[3]			490,054
	3/15/2018				0	[4]	9,947	[4]	21,884	[4]	612,536
John A. Barbagallo	NA	0	488,269	976,538
	3/15/2018						7,958	[3]			490,054
	3/15/2018				0	[4]	9,549	[4]	23,873	[4]	588,027
M. Jeffrey Charney	NA	0	470,000	940,000
	3/15/2018						7,633	[3]			470,040
	3/15/2018				0	[4]	9,159	[4]	22,898	[4]	564,011
NA=Not Applicable

[1]
The amount of non-equity incentive plan compensation earned by the NEOs with respect to 2018 is included in the “– Summary Compensation Table.” Further description of both the non-equity and equity incentive plan awards is provided in “Compensation Discussion and Analysis” and in the following narrative disclosure.

[2]
Awards were granted under the 2015 Equity Incentive Plan (the "2015 Plan") and are valued at the closing price of our common shares on the date of grant, which was $67.22 for August 21, 2018 and $61.58 for March 15, 2018. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]	Represents the number of shares covered by time-based restricted stock unit awards.

[4]
Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 4, these awards measure growth of our vehicle insurance businesses and homeowners business against each respective market's growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained.

As part of their annual grant awards, Mrs. Griffith received 12,992 units, Mr. Sauerland received 1,949 units, and Mr. Cody received 5,968 units in the form of performance-based awards that measure the performance of our fixed-income portfolio returns against a benchmark peer group. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Salary. For 2018, salary comprised approximately 6% of total compensation for Mrs. Griffith, 8% for Mr. Sauerland, 17% for Mr. Cody, and 19% for both Mr. Barbagallo and Mr. Charney.
Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs with respect to 2018 was available under the 2017 Executive Annual Incentive Plan ("Executive Plan"); Mr. Cody also participated in the 2018 Progressive Capital Management Annual Incentive Plan ("PCM Plan"). Amounts earned under these plans are included as Non-Equity Incentive Plan Compensation in the "– Summary Compensation Table".
Executive Plan (Gainsharing). Amounts earned under the Executive Plan with respect to 2018 were determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive (Gainsharing) Payment
For each NEO, the salary and the target percentage (as a percent of salary) were established by the Compensation Committee during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target incentive payment” or “target Gainsharing amount” for the year. For 2018, Mrs. Griffith's target percentage was 150% of salary; Mr. Sauerland's target percentage was 125% of salary; Mr. Barbagallo and Mr. Charney's target percentage was 100% of salary; and Mr. Cody's target percentage for the Executive Plan was 50% of salary.
Under the Executive Plan, the Gainshare Factor was determined for all NEOs after the end of the year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The Gainshare Factor could range from 0.0 to 2.0, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant could earn an incentive payment of between 0.0 and 2.0 times his or her target payment, with the amount equal to 2.0 times an executive’s target incentive payment thus being the executive’s maximum potential payment. The executive’s incentive payment would equal the target Gainsharing amount if the applicable Gainshare Factor equaled a 1.0 for the year. Each executive had to be employed on November 30th of 2018 to receive an incentive payment for that year. Annual incentive payments were made in February of 2019, after the appropriate approvals and certifications were received from the Compensation Committee.
For 2018, incentive payments were based on performance criteria designed to evaluate the growth and profitability of our core insurance businesses, which do not include our investment results (the “core business”). The core business was defined to include, with limited exclusions, the Agency auto, Direct auto, and the special lines business units (collectively, Personal Lines), the Commercial Lines business unit, and the Property business unit.
The Gainshare Factor for the core business for 2018 was calculated as follows:

•
A separate “Gainsharing matrix” was established by the Committee for each business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit.

•
In each case, profitability was measured by the calendar-year combined ratio determined by reference to financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to “policies in force” for each business unit.

•	Actual growth and profitability performance results for each business unit was determined after year end and compared to the appropriate matrix to produce a performance score for each business unit.

•
For 2018, the performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce the Gainshare Factor.

In 2018, the final Gainshare Factor determined according to these criteria was 1.91. The following table presents the overall 2018 growth and profitability data for the business units that comprised our core business:

Business Unit	Combined Ratio[1]	Increase in Policies in Force[2] (%)
Agency	89.0	13%
Direct	91.6	17
Special lines	—	3
Commercial Lines	86.7	8
Property	106.9	20

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned by the core business, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	2.00	39.2%	.78
Direct auto	2.00	40.2	.80
Special lines	1.73	5.5	.10
Commercial Lines	2.00	11.3	.23
Property	.00	3.8	.00
Gainshare Factor			1.91

The 2018 Gainsharing payments under the Executive Plan were calculated using the 1.91 Gainshare Factor. Under the Executive Plan, incentive payments made to the NEOs are subject to recoupment by Progressive if operating or financial results that are used in the payment calculation are later restated. If an NEO engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire incentive payment for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess incentive payment resulting from the calculation from an NEO who did not engage in misconduct, but nonetheless received an incentive payment that was artificially high due to the use of incorrect financial results, but only if the restatement occurs within three years after payment. Further, the incentive payments will be subject to recoupment to the extent required by the rules of the SEC, NYSE, or any policy we adopt to comply with those rules.

PCM Plan. In addition to his Gainsharing payment earned under the Executive Plan for 2018, Mr. Cody was eligible to earn a separate incentive payment under our PCM Plan with a target incentive payment equal to 75% of his 2018 paid salary. His incentive payment under this plan for 2018 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary. Under the PCM Plan, we determined the performance of our fixed-income portfolio, which is actively managed by our investment group, for 2018 and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compared those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores were determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
The two scores were then averaged to determine an indicated performance score for the year, and this score was communicated to the Compensation Committee. The Committee then evaluated the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. In the end, the Committee had the discretion, based on its evaluation, to accept the indicated performance score, decrease it, or increase it up to the maximum allowed factor of 2.0, and to adjust the annual incentive payments under the PCM Plan accordingly.
For 2018, we achieved a total return, as described above, in our fixed-income portfolio of 1.75% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ended December 31, 2018, our fixed-income portfolio earned a cumulative return of 8.27%, ranking us at the 95th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. The Committee decided to pay the 2018 annual incentives under the PCM Plan using a 2.0 performance factor, consistent with the calculated score.
Equity Incentive Plan Awards. In 2018, all of the equity incentive awards were granted pursuant to our 2015 Plan. We granted both time-based and performance-based restricted stock unit awards to each of the NEOs.
Restricted stock units entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Units do not have voting rights, but are entitled to dividend equivalent payments at the same rate and time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will vest only if, when, and to the extent that the underlying restricted stock unit vests.
During March 2018, Mrs. Griffith received an annual time-based restricted stock unit award with a value equal to 300% of her salary and Messrs. Sauerland, Cody, Barbagallo, and Charney each received a time-based restricted stock unit award with a value equal to 100% of their respective salaries. These time-based awards are scheduled to vest in equal installments on January 1, 2021, 2022, and 2023, provided that the executive continues to satisfy the vesting requirements at that time. For each of these officers, 50% of their respective time-based awards, to the extent they have not yet vested, will vest earlier, upon their satisfying the age and years of service requirements for a “qualified retirement,” as discussed below in more detail under “– Potential Payments upon Termination or Change in Control – Qualified Retirement Provisions under Equity Plans.”
On August 21, 2018, Mrs. Griffith and Mr. Sauerland were each awarded a special time-based award, under the 2015 Plan, having a value at grant of $3.0 million, that will vest in three equal annual installments on January 1, 2021, 2022, and 2023. Each time-based award is substantially similar to other time-based awards granted except that no portion of these awards will vest upon the executive’s becoming eligible for a qualified retirement. If an executive’s employment terminates prior to the vesting of the award for any reason other than death, then the award will be forfeited. If an executive’s employment terminates as a result of death, the award will vest to the extent that it would have vested if the executive had remained employed by the company for one year following such death.

We also granted annual performance-based restricted stock units to the NEOs in March 2018. The values of the performance-based awards were determined by the Compensation Committee, based on a percentage of each individual’s salary and the value of our common shares at the time of grant. For the March 2018 grant, Mrs. Griffith received awards with a total value equal to 700% of her salary, Mr. Sauerland received awards with a total value equal to 250% of his salary, Mr. Cody received awards with a total value equal to 125% of his salary, and Mr. Barbagallo and Mr. Charney each received an award with a value equal to 120% of their respective salary. All of the NEOs received a performance-based restricted stock unit award tied to the operating performance of our vehicle and homeowners businesses. Mrs. Griffith, Mr. Sauerland, and Mr. Cody also received an award tied to the performance of our fixed-income investment portfolio, as further described below.
For the performance-based restricted stock unit awards tied to the operating performance of our insurance businesses, the awards will vest (i) if and to the extent that the compounded annualized growth rate of each of our private passenger auto, commercial auto, and homeowners multiple-peril insurance businesses, measured in terms of direct premiums earned, for the three-year period ending December 31, 2020 (whether positive or negative) exceeds the compounded annualized growth rate of the private passenger auto, commercial auto, and homeowners multiple-peril insurance markets (excluding Progressive), respectively, over that same period, in each case determined using A.M. Best data, with each business unit being measured separately and the respective scores being weighted based on net premiums earned, and (ii) if our combined ratio is 96 or better for the 12-month period preceding the Committee’s required certification of those performance results. The score for each business unit will be determined as follows:

Performance vs. Business Line Market	Determination of the Performance Score for the Business Line
If our growth for the business line exceeds the market growth rate by the maximum measure for that business line or more	Score is 250%; this is the maximum possible score
If our growth rate for the business line exceeds the market growth rate by more than the target measure for that business line but less than the maximum measure for that business line	Score is between 100% and 250%, in proportion to the extent to which each business line's growth rate exceeds the market's growth rate above the target rate
If our growth rate for the business line exceeds the market growth rate by less than the target measure for that business line	Score will be up to 100% of the target in proportion to the extent to which each business line's growth rate exceeds the market's growth rate
If the business line's growth rate is equal to or less than the market growth rate	The score for the business line is zero
The target growth rate measure and maximum growth rate measure for each business line is as follows:

Business Line	Target Growth Rate Measure	Maximum Growth Rate Measure
Private passenger auto	2%	3.5%
Commercial auto	2	3.5
Homeowners multiple-peril	7	10.0
If the performance factor is zero (i.e., the performance score for each business line is zero), the awards will not vest and will be forfeited. In the event that the growth goal is satisfied at least in part for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2023, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by January 31, 2023, the awards will expire and be forfeited.

For the performance-based restricted stock unit awards tied to the performance of our fixed-income portfolio, the awards have a performance goal that measures the annualized total return of our fixed-income portfolio, which is actively managed by our investment professionals, over a three-year period (2018 through 2020), against the returns of a set of comparable investment firms. The number of units that ultimately will vest can vary from 0% to 200% of the target amount, as described in the table below. These awards did not increase the size of the executives’ respective equity awards, but were a portion of the total performance-based awards that otherwise would have been granted to them in 2018.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value
If our ranking is between the 25th and 75th percentile	Between 0% and 200% of the target number of units will vest in proportion to our percentile ranking (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)
If our ranking is at or below the 25th percentile	The award will not vest and will be forfeited
The performance-based restricted stock unit awards are subject to provisions that permit the NEOs receiving those awards to retain a higher percentage of their awards (compared to other award recipients) if they retire after having satisfied qualified retirement provisions. See “– Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
All restricted stock unit awards granted during 2018 were made subject to potentially accelerated vesting pursuant to the “change in control” provisions in the 2015 Plan. See “– Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2018 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An NEO who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an NEO who does not engage in fraud or other misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date. Further, the awards will be subject to recoupment to the extent required by the SEC, NYSE, or any policy we adopt to comply with those rules.
Further discussion of our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the unvested restricted equity awards outstanding under our 2010 Equity Incentive Plan (the "2010 Plan") and 2015 Plan. The value of the equity awards is calculated using $60.33 per share, the closing price of Progressive common shares on the last business day of 2018.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

	Stock or Unit Awards[1]
Name	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Susan Patricia Griffith	209,455	[2]	$12,636,448
	716,745	[3]	43,241,224
John P. Sauerland	106,722	[2]	6,438,538
	218,206	[3]	13,164,375
William M. Cody	26,325	[2]	1,588,170
	88,052	[3]	5,312,163
John A. Barbagallo	26,222	[2]	1,581,999
	102,185	[3]	6,164,795
M. Jeffrey Charney	51,920	[2]	3,132,348
	100,374	[3]	6,055,560

[1]	Amounts include restricted stock unit awards and related dividend equivalents, which are rounded to a whole unit.

[2]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/19	7/1/19[a]	10/1/19[a]	1/1/20	11/1/20[a]	1/1/21	1/1/22	1/1/23
Susan Patricia Griffith	30,886	—	66,969	20,822	—	38,825	30,581	21,372
John P. Sauerland	19,933	21,079	—	8,571	—	21,703	18,935	16,501
William M. Cody	8,655	—	—	7,287	—	5,698	3,359	1,326
John A. Barbagallo	8,616	—	—	7,266	—	5,677	3,337	1,326
M. Jeffrey Charney	17,259	—	—	14,440	7,796	7,891	3,262	1,272
a The date on which the NEO is expected to satisfy applicable qualified retirement provisions.

[3]
The following table presents, as of December 31, 2018, the number of unvested performance-based restricted stock units, including reinvested dividend units, for each of the NEOs, by year of grant. The number of units shown reflects either the target amount of units, or the maximum number of units for each individual award that comprises the total that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2016	2017	2018
Susan Patricia Griffith	241,840	267,043	207,862
John P. Sauerland	81,356	78,876	57,974
William M. Cody	38,603	33,533	15,916
John A. Barbagallo	42,111	36,201	23,873
M. Jeffrey Charney	41,659	35,817	22,898

Following are the performance criteria that must be achieved to enable the performance-based restricted stock unit awards to vest for the year of grant indicated (CR=Combined Ratio). Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.

Type	Measurement Period	Vesting Range	CR	Growth Rate Over Base	Reported Value	Expiration Date
Performance versus Market[a]
2016	1/1/16-12/31/18	0-250%	96	0-3.5%	Max	1/31/2021
2017	1/1/17-12/31/19	0-250%	96	0-3.5%	Max	1/31/2022
2018	1/1/18-12/31/20	0-250%	96	varies	Max	1/31/2023
Investment[b]
2016[c]	1/1/16-12/31/18	0-200%	NA	NA	Max	3/15/2019
2017	1/1/17-12/31/19	0-200%	NA	NA	Max	3/15/2020
2018	1/1/18-12/31/20	0-200%	NA	NA	Target	3/15/2021
NA=Not Applicable
a The vesting provisions for the 2018 awards are discussed in "– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Plan Awards." The 2016 and 2017 awards measure growth in the private passenger and commercial auto markets on a combined basis. At December 31, 2018, the company’s expectation for each award is based on our performance through 2018, industry growth rates for the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
b The vesting provisions for the 2018 awards are discussed in "– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Plan Awards," and the vesting provisions for the 2016 and 2017 awards have the same structure. At December 31, 2018, the company’s expectation for each award is based on our performance through 2018, the performance of the peer group during the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
c This award vested at the maximum level in February 2019.

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted stock unit awards during 2018.

OPTION EXERCISES AND STOCK VESTED DURING 2018
	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Susan Patricia Griffith	122,134	$7,187,319
John P. Sauerland	120,113	7,047,461
William M. Cody	61,415	3,558,049
John A. Barbagallo	65,673	3,875,508
M. Jeffrey Charney	71,217	4,166,958
1 The following table summarizes the number of time-based and/or performance-based restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. In addition to the annual vesting of time-based awards on January 1, 2018, applicable time-based awards vested pursuant to our qualified retirement provision of our equity plans (May 1, 2018), as discussed below. Our performance-based restricted stock unit awards vested either when the Compensation Committee certified that the performance criteria were achieved for the awards based on investment performance (February 16, 2018) or when the Compensation Committee certified that the company's growth exceeded industry growth and achieved a pre-determined profit target for awards based on market performance (July 14, 2018).

	Vesting Date	1/1/2018	2/16/2018	5/1/2018	7/14/2018
	Value at Vesting	$55.77	$57.06	$60.23	$59.49
	Type	TB	PB	TB	PB
Name	Performance Factor	NA	2.00	NA	2.50
Susan Patricia Griffith		21,076	—	—	101,058
John P. Sauerland		21,076	8,083	—	90,954
William M. Cody		9,335	26,237	3,979	21,864
John A. Barbagallo		9,222	—	3,979	52,472
M. Jeffrey Charney		18,745	—	—	52,472
NA= Not applicable for time-based awards
TB= Time-based
PB= Performance-based

Nonqualified Deferred Compensation
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2018, as well as each NEO's aggregate ending balance in the EDCP at December 31, 2018. Participation in the EDCP is voluntary; deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards.
NONQUALIFIED DEFERRED COMPENSATION DURING 2018

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year End[4]
Name	($)	($)	($)	($)	($)
Susan Patricia Griffith	—	—	$(85,444)	—	$734,930
John P. Sauerland	—	—	(46,208)	$112,481	607,501
William M. Cody	—	—	165,963	185,231	8,541,664
John A. Barbagallo	$423,748	—	(112,891)	—	2,532,685
M. Jeffrey Charney	—	—	—	—	—

[1]
Amounts contributed in the last fiscal year are not included in the 2018 information in the "– Summary Compensation Table" above since these contributions resulted from non-equity incentive compensation earned with respect to 2017 and paid in 2018.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.
4 Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, both time-based or performance-based, together with earnings on deemed investments. For Mr. Cody and Mr. Barbagallo, the amounts reported in our Summary Compensation Table for 2006 through 2017 were $670,520 and $1,628,141, respectively, a portion of which may have been distributed to the participant. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.
The NEOs can defer all or part of the annual cash incentive payments earned under the Executive Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units) that were granted under the 2015 Plan. Amounts equal to the deferred incentive payments or restricted equity awards are credited under the plan at the time that the incentive payment otherwise would be paid to the participant or the restricted equity awards otherwise would vest. The plan has 18 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers; however, fund transfers are limited and restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash incentive payments or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2018, returns for the EDCP's deemed investment choices ranged from (18.36)% to 9.37%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination of employment. For deferrals made after 2004, distributions resulting from termination of employment begin six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which are distributed in common shares.

Potential Payments Upon Termination or Change In Control
The following table highlights the benefits that generally may be received by our NEOs, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (including nonqualified retirement)	—	—	—	✓	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death	—	—	✓	✓	✓

[1]
This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]
Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change-in-control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason." The 2015 Plan has a double trigger provision. See “– Change-in-Control Provisions Under Equity Plans” for additional information.

[3]
An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred eligible compensation during the course of his or her employment. See “– Nonqualified Deferred Compensation” for additional information.

[4]
Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans). However, the same event can be treated as a “qualified retirement” under our equity plans and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under “– Nonqualified Deferred Compensation.” We do not provide other benefits that are triggered by an NEO's termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan. Our executive separation allowance plan is designed to provide executives with defined payments if we ask the executive to leave under certain circumstances. The plan covers our NEOs, other executive officers, and all other equity-eligible employees.
Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an eligible executive if:

•
his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash incentive payments, bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the NEO would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that they would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination. The NEO would also be eligible to receive outplacement services for at least two years following separation.

In addition, the plan provides that eligible NEOs will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the NEO's employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); or

•	the NEO resigns due to a job change for "good reason."
This plan defines "change in control" and "good reason" the same as those terms are defined in the 2015 Plan, which is described below.
In the event of a termination of employment of any of our NEOs due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

The following table summarizes for each of the NEOs the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which he or she would have been eligible, if the executive had separated from Progressive at December 31, 2018, under circumstances requiring payments under the executive separation allowance plan:

Name	Amount of Severance Payment ($)	Estimated Value of Health Benefits ($)
Susan Patricia Griffith	$2,400,000	$21,044
John P. Sauerland	1,800,000	28,537
William M. Cody	1,470,000	21,044
John A. Barbagallo	1,470,000	20,824
M. Jeffrey Charney	1,410,000	28,537

The company has also agreed with Mr. Charney that he will retain the benefit of one performance-based restricted stock unit award if he is asked to leave the company under circumstances that entitle him to receive benefits under the separation allowance plan. The performance-based award to which he will retain the benefits will be the award with the performance period that ends in the year of separation. For example, if Mr. Charney had been asked to leave the company without cause in 2018, he would have retained the benefit of the 2016 performance-based award that has a performance period that runs from 2016 through 2018. If the 2016 performance-based award were to vest at its maximum value, Mr. Charney would receive $2.5 million using the December 31, 2018 closing stock price of our common shares. Any amounts owed to Mr. Charney would be paid in cash, and no payment would be made unless and until the Compensation Committee determines that, and the extent to which, the performance measures under that award have been achieved. This agreement applies only until Mr. Charney is eligible for qualified retirement benefits under the terms of his performance-based restricted stock unit awards, which is expected to occur on November 1, 2020.
Change-in-Control Provisions Under Equity Plans. Benefits also may be provided under our equity plans to holders of equity awards, including our NEOs, if a change in control occurs. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded and the type of award. All equity awards currently outstanding were granted under the 2015 Plan except for time-based equity awards granted in 2015 which were granted under the 2010 Plan. The 2015 Plan will be used for any future awards. The provisions of each of the plans are discussed briefly below.
2015 Plan. The 2015 Plan has a "double-trigger" change-in-control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the terms of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed, or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of "change in control" in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and defines the term as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board (with new directors nominated for election by the Board generally treated as having been a director in May 2015), or (iv) the consummation of a reorganization, merger, consolidation, asset sale, or similar transaction unless the company's shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity, or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company's directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. "Good reason" involves an adverse employment decision affecting the NEO, such as a significant reduction in their duties or responsibilities, a decrease in their compensation, or a change in office location that would increase their commute by greater than 50 miles.
2010 Plan. Under the provisions of the 2010 Plan, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the individual is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various employment decisions, such as a significant change in duties, position, or responsibilities, or a decrease in pay, bonus opportunity, or equity awards.
Even though a change in control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the individual is terminated or leaves our employ for good reason as described above), if the change in control is solely a result of (i) an investor purchasing the necessary portion of our common shares, (ii) a result of a turnover of our Board of Directors, (iii) if our common shares are the surviving security in a corporate transaction, and (iv) for time-based awards, if in a corporate transaction our common shares are not the surviving security (in which case outstanding awards will be converted into awards covering securities of the surviving entity). On the other hand, immediate vesting upon a change in control and a cash payout will occur in the event of a cash-out merger or similar transaction.

Potential Benefits. The following table quantifies the amount of each NEO’s change-in-control benefits under our equity incentive plans, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2018:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1] ($)
Susan Patricia Griffith	$30,757,606
John P. Sauerland	11,850,159
William M. Cody	4,166,443
John A. Barbagallo	4,047,917
M. Jeffrey Charney	5,554,572
1Includes time-based and performance-based restricted stock unit awards, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.
Qualified Retirement Provisions under Equity Plans. The special awards granted to Mrs. Griffith and Mr. Sauerland in August 2018 do not provide a qualified retirement benefit; termination of employment for any reason other than death would result in a forfeiture of the award. Under all other outstanding equity awards, NEOs, along with other equity award recipients, are eligible for the “qualified retirement” benefit upon satisfying the following eligibility criteria.
For all currently outstanding awards other than the exception noted above:

•
For time-based awards, 50% of each unvested award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement.

•
For performance-based awards, 50% of each unvested award will be retained by the qualifying retiree (except as noted below for certain executive officers) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. In addition to these qualified retirement provisions, see “– Other Termination Provisions Under Equity Plans.”

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to the CEO, a group that includes Messrs. Sauerland, Cody, Barbagallo, and Charney, provides from 12 to 14 months of advanced written notice of his or her intention to retire, the individual will retain 100% of his or her unvested performance-based restricted stock unit awards (not 50% as stated above) when they retire. Beginning with performance-based equity awards granted in 2018, an NEO who has satisfied the requirements for a qualified retirement will retain 100% of his or her performance-based award if he or she becomes disabled or provides 12 to 18 months of advanced written notice of an intention to retire, although the company and the NEO can together agree on an earlier retirement date. In any event, such performance-based equity awards will vest only if, when, and to the extent that the applicable performance goals are achieved prior to expiration of the award.
The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor, or consultant to one of our competitors;

•	disclosure to third parties or misuse of any confidential information or trade secrets;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the individual; or

•	failing in any material respect to perform the individual’s assigned responsibilities.
The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive will not constitute a disqualifying activity.

As of December 31, 2018, Mr. Cody and Mr. Barbagallo were eligible for qualified retirement benefits under our equity plans. The table below shows the value of each of their qualified retirement benefits if they had retired on December 31, 2018, and provided the required notice of their intended retirement as described above, with amounts valued using our closing stock price on December 31, 2018.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2018)
	Time-Based Equity Awards	Performance-Based Equity Awards[2]
Name		Minimum	Maximum[3]
William M. Cody[4]	NA	$0	$5,672,212
John A. Barbagallo	NA	0	6,164,795
NA = Not Applicable

[1]	Includes reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]
Value depends on whether, and the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “– Outstanding Equity Awards at Fiscal Year End” table for more information.

[3]	Assumes all outstanding awards vest in full.

[4]	Mr. Cody has given notice of his intent to retire in January 2020.
Mrs. Griffith and Mr. Sauerland are expected to become retirement-eligible during 2019. Mr. Charney is expected to become retirement-eligible during 2020.
Other Termination Provisions Under Equity Plans. Under our equity plans, termination of an executive for cause (as defined in the applicable plan) will generally result in the forfeiture of all unvested awards. If an equity award recipient, including the NEOs, ceases to be an employee prior to meeting the age and service requirements for a qualified retirement, the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death may result in vesting or termination of an equity award held by an executive. See "Compensation Discussion and Analysis – Other Elements of Compensation – Death."
Pay Ratio Disclosure
Our employee compensation program is designed to support, reinforce, and align our core values with our business strategy of growth and profitability, while ensuring we can attract, motivate, and retain talented employees, at every level, who drive our success. Our compensation program, which is the result of our review of market data for our job families, consists of:

•Base pay that is competitive with the range of pay for jobs with similar duties and responsibilities at other companies, and
•An annual cash incentive payment, which we refer to as Gainsharing, that is available to all permanent employees. Our Gainsharing program promotes a common culture and rewards employees when annual business goals and objectives are achieved. The payout can range from 0.0 to 2.0 times the target, which is a stated percentage of base pay. Per the Gainsharing Plan, the target percentage is typically:
◦0 - 8% for administrative support and entry level professionals;
◦8% - 20% for senior professionals and managers; and
◦20% -150% for senior managers and senior executives.
To identify our median employee, as of December 31, 2018, we used the Medicare taxable wages as reported on the 2018 Form W-2 for all employees (other than the CEO) that were continuously employed for the entire calendar year. For permanent employees hired during 2018, base pay and Gainsharing payments were annualized to provide comparability. After we identified the median employee, we determined their total compensation in a manner consistent with the determination of the “Total Compensation” shown for our CEO in the Summary Compensation Table.

Total compensation in the Summary Compensation Table includes a “non-equity incentive plan compensation” component, which for us generally represents payments under our Gainsharing program for our median employee, who on the last day of the year had a Gainshare target of 8%, and payments under the Executive Plan (through which Gainsharing is implemented for our executive officers) for our CEO, whose target was 150%. Gainshare payments for eligible employees are calculated in the same manner as the executive annual incentive payments described in “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Non-Equity Incentive Compensation.”
For 2018, our median employee's total annual compensation was $62,925 and our CEO's total annual compensation was $14,172,925, which results in a pay ratio of CEO compensation to median employee compensation of 225:1.

Given the different methodologies to be used by various public companies, the ratio reported above should not be used as a basis of comparison between or among companies.

Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2018, was as follows:
DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2018

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation ($)	Total ($)
Philip Bleser	—	$275,057	—	$275,057
Stuart B. Burgdoerfer	$108,000	162,047	—	270,047
Pamela J. Craig	104,000	156,011	—	260,011
Charles A. Davis	—	285,013	—	285,013
Roger N. Farah	—	300,011	—	300,011
Lawton W. Fitt	—	440,028	—	440,028
Jeffrey D. Kelly	108,000	162,047	—	270,047
Patrick H. Nettles, Ph.D.	—	295,032	—	295,032
Glenn M. Renwick[3]	—	—	—	—
Bradley T. Sheares, Ph.D.[4]	—	—	$20,000	20,000
Barbara R. Snyder	—	260,059	—	260,059
Kahina Van Dyke	—	260,059	—	260,059

[1]	The cash fees will be earned and payment will be made on April 11, 2019, if the individual continues as a director until that date.

[2]
Represents grant date fair value of restricted share awards. The following table presents the time-based restricted share awards granted to non-employee directors in 2018, along with the grant date fair value of such awards. Except as noted, awards were made on May 23, 2018, and valued based on that day’s closing price of $62.23. All awards will vest on April 11, 2019, if the individual remains as a director until that date.

	Awarded in 2018
	Restricted Share Awards	Grant Date Fair Value	Aggregate Number of Restricted Share Awards Outstanding at December 31, 2018
Name	(#)	($)	(#)
Philip Bleser	4,420	$275,057	4,420
Stuart B. Burgdoerfer	2,604	162,047	2,604
Pamela J. Craig	2,507	156,011	2,507
Charles A. Davis	4,580	285,013	4,580
Roger N. Farah	4,821	300,011	4,821
Lawton W. Fitt	7,071	440,028	7,071
Jeffrey D. Kelly	2,604	162,047	2,604
Patrick H. Nettles, Ph.D.	4,741	295,032	4,741
Glenn M. Renwick	—	—	226,402	[a]
Bradley T. Sheares, Ph.D.	—	—	—
Barbara R. Snyder	4,179	260,059	4,179
Kahina Van Dyke	4,179	260,059	4,179

a Amount represents performance-based restricted stock unit awards (at target), including dividend equivalents, awarded in 2016 while Mr. Renwick was CEO.

[3]	Mr. Renwick was Executive Chairman of the Board until June 30, 2017, when he retired as an employee and became Non-Executive Chairman of the Board through the end of his term in May 2018.

[4]	Dr. Sheares retired from our Board in May 2018. In honor of his retirement, The Progressive Insurance Foundation made a donation to a charity of his choosing.

Narrative Disclosure to Director Compensation Table
Our director compensation program is market-based and is designed to be competitive with other compensation opportunities available to directors. Each year prior to the beginning of the term, the Compensation Committee reviews director compensation data from comparable companies obtained from management's compensation consultants and other third parties, and analyses performed by our Compensation Department and/or consultants. For compensation decisions made in May 2018 for the 2018-2019 term, the Compensation Committee reviewed survey data for companies similar to those reviewed in connection with the establishment of 2018 executive officer compensation.
Amount of Compensation. After receiving a recommendation from the Compensation Committee, the Board establishes compensation levels for each term based primarily on committee assignments, with separate compensation provided for services as Chairperson of the Board. The following table sets forth the annual compensation levels approved by the Board of Directors for the 2018-2019 term:

Chairperson of the Board[1]	$420,000
Audit Committee Chair	295,000
Audit Committee Member	270,000
Compensation Committee Chair	285,000
Compensation Committee Member	260,000
Investment and Capital Committee Chair	285,000
Investment and Capital Committee Member	260,000
New Director without a committee assignment	260,000
Nominating and Governance Committee Chair[2]	20,000
Nominating and Governance Committee Member[2]	15,000

[1]	Additional compensation is earned for service as chair of the Nominating and Governance Committee.

[2]
Each member of the Nominating and Governance Committee has a primary assignment on one of the other Committees and receives additional compensation for service in these positions. No additional compensation is earned for service on the Executive Committee.

Form of Compensation. For the 2018-2019 term, each non-employee director was given an opportunity to indicate his or her preference to receive either 100% of his or her compensation in the form of a restricted stock award or to receive 60% of his or her compensation in the form of a restricted stock award and 40% in the form of cash. If the director did not state a preference, it was presumed that he or she preferred to receive 100% of his or her compensation in the form of restricted stock. After considering such preferences, the Committee provided for restricted stock awards under The Progressive Corporation 2017 Directors Equity Incentive Plan (the “Directors Equity Plan”) and cash awards, as indicated in the table above. Cash compensation will be paid, and restricted stock awards will vest, in April 2019, or earlier if a director dies or becomes disabled, or a change in control occurs. If a new director is appointed to the Board or a director changes committee assignments during a term, a proration or other appropriate adjustment to his or her award may be made.
Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such level of holdings as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the "Directors Restricted Stock Deferral Plan") are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2018, each director who had been on our Board for more than five years satisfied this requirement.

Directors Restricted Stock Deferral Plan. Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are thereafter authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (except that amounts attributable to dividend equivalent payments will be distributed in cash) in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive.
Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors are able to elect to defer cash compensation. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of the company.
Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors, Nominees, and Executive Officers,” under the column titled "Total Common Shares Beneficially Owned or under the column titled Units Equivalent to Common Shares."
Perquisites. Consistent with our general practice, during 2018, we did not provide perquisites to any of our non-employee directors in excess of $10,000.

ITEM 2: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2018 for our named executive officers, are described above in "Compensation Discussion and Analysis" and in "Executive Compensation" with its accompanying tables and narrative discussions.
Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (generally comprised principally of salary, annual cash incentives, and time-based and performance-based equity awards), the Compensation Committee sets the details of the applicable compensation awards each year, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards and is intended to align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.
Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information – Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 29, 2019, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program. Abstentions and unvoted shares, including broker non-votes, will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2019 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2019. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chair are involved in the selection of the new lead audit partner. PwC's current lead audit partner has been in place since the 2017 audit.
After reviewing the performance of PwC in the course of its 2018 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2019 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2019, due to difficulties in making such a transition after the year has begun. In such a case, the Committee would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2020. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Approval of Audit and Non-Audit Services
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chair of the Committee (who has authority to approve engagements arising between Committee meetings, not to exceed $50,000 in the aggregate), before engaging the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•
Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•
Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.
The Committee has not adopted any other policies or procedures that would permit management to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the Committee or its Chair.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed by PwC for the fiscal years ended December 31, 2018 and 2017:

Fees	2018	2017
Audit	$3,705,248	$3,419,200
Audit-related	330,000	206,400
Total	$4,035,248	$3,625,600
Audit fees. Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal controls over financial reporting.
Audit-related fees. Amounts include PwC’s audit procedures in connection with our issuances of preferred shares and debt securities, and various non-audit research and consultation.
All of these fees were either pre-approved by the Audit Committee, or by its Chair pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to recommend a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice and the other information provided to the Nominating and Governance Committee.
Shareholders may recommend candidates to the Committee pursuant to the these procedures at any time. However, to be considered by the Committee in connection with Progressive’s 2020 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s recommendation and the required information described above on or before November 30, 2019.
The Committee’s policy is to review and evaluate each candidate for nomination properly recommended by shareholders on the same basis as all other candidates, as previously discussed in "Item 1: Election of Directors – Selection of Nominees for Director." The Committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to candidates recommended by a shareholder, the Committee may give more weight to candidates who are unaffiliated with the shareholder recommending their nomination and to candidates who are recommended by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director's term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee's judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the Committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who recommend candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so.
To Nominate a Person for Election as a Director under our Proxy Access Provision
Under the proxy access provision in our Code of Regulations, an Eligible Shareholder who complies with the provision may nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and have the nomination included in the company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who has owned continuously for at least 3 years at least 3% of our outstanding common shares. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. Among other technical details, the proxy access provision includes rules to determine whether a record or beneficial holder “owns” the common shares of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provision and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.

The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision for the 2020 Annual Meeting of Shareholders is December 2, 2019. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in our proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wishes to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143.
The proxy access provision has a number of additional limitations and requirements related to director nominations by Eligible Shareholders. Interested parties should refer to our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2020 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting in compliance with SEC Rule 14a-8 is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 2, 2019. Shareholder proposals that are not intended to comply with Rule 14a-8 must be submitted to us between January 10, 2020 and February 9, 2020 together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting in 2020. If a shareholder submits such a proposal after February 9, 2020, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 9, 2020, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.
HOUSEHOLDING
SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.
We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:
•calling toll-free: 1-866-540-7095;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or
•emailing: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and do not exceed $3,000 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors, nominees, or executives may be affiliated as an executive officer, director, or trustee.
In addition, the Foundation sometimes contributes funds in honor of certain of our retiring executives and directors to qualified tax-exempt organizations chosen by the retiree. Within the preceding three years, no such contribution was made to a charitable organization in which any of our directors serves as a director, trustee, or executive officer.

OTHER MATTERS
The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, our Code of Business Conduct and Ethics for directors, officers, and employees and our CEO/Senior Financial Officer Code of Ethics for our CEO, CFO, Chief Accounting Officer and a few other officers are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2018 (other than certain exhibits). Requests for such documents should be submitted in writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 29, 2019

THE PROGRESSIVE CORPORATION
6300 WILSON MILLS RD.
MAYFIELD VILLAGE, OH 44143

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2019, with the exception of shares held in Progressive's 401 (k) plan for which voting instructions must be submitted by 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2019, with the exception of shares held in Progressive's 401 (k) plan for which voting instructions must be submitted by 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E69424-P16874 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROGRESSIVE CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Philip Bleser	☐	☐	☐
1b. Stuart B. Burgdoerfer	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Charles A. Davis	☐	☐	☐
1e. Roger N. Farah	☐	☐	☐
1f. Lawton W. Fitt	☐	☐	☐
1g. Susan Patricia Griffith	☐	☐	☐
1h. Jeffrey D. Kelly	☐	☐	☐
1i. Patrick H. Nettles, Ph.D.	☐	☐	☐
1j. Barbara R. Snyder	☐	☐	☐
1k. Jan E. Tighe	☐	☐	☐
1l. Kahina Van Dyke	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 29, 2019 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report to Shareholders are available at www.proxyvote.com.

E69425-P16874

THE PROGRESSIVE CORPORATION
Annual Meeting of Shareholders
May 10, 2019 10:00 AM Eastern Time

Proxy Solicited on Behalf of the Board of Directors for the 2019 Annual Meeting of Shareholders

The undersigned hereby appoints John P. Sauerland, Daniel P. Mascaro, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 10, 2019, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present in person, as follows:

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election of each of the 12 nominees identified in Item 1, and FOR each of the proposals described in Items 2 and 3.

Continued and to be signed on reverse side